Exhibit 99.1

CANTERBURY PARK
1100 Canterbury Road
Shakopee, MN 55379

Canterbury Park Announces Appointment of New Directors and

Other Leadership Changes

FOR IMMEDIATE RELEASE	CONTACT: Randy Sampson

October 3, 2019	(952) 445-7223

SHAKOPEE, MN – Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) announced today that Maureen Bausch and John Himle have been added to its Board of Directors, effective October 3, 2019.  The Company also announced Randy Sampson, Canterbury Park’s President and CEO since 1994, has been appointed as Executive Chairman of the Board, and announced other changes in the Board’s structure.

For Ms. Bausch and Mr. Himle’s headshots, use this link:

https://canterburypark.egnyte.com/fl/ie906iUCUT

Ms. Bausch is currently a partner in Bold North Associates, providing experiential and consulting services for retail, event and destination attraction businesses.  Ms. Bausch served from December 2014 until February 2018 as CEO and an Executive Board Member of the Super Bowl Host Committee in connection with the February 4, 2018 Super Bowl LII held in Minneapolis.  Prior to that, Ms. Bausch worked in positions of increasing responsibility at the Mall of America, serving most recently as Executive Vice President, managing the $1B asset.

Mr. Himle is CEO of Himle LLC, a specialized consultancy that advises companies, not-for-profit entities, and other organizations with insight and strategy related to shaping complex business decisions and related matters.  Mr. Himle was the founder and CEO of Himle Horner and Himle Rapp and Co. before selling his interests in 2017.

He also  served five terms in the Minnesota House of Representatives holding a series of leadership positions, including Assistant Majority Leader and Assistant Minority Leader.

Along with naming Randy Sampson as Executive Chairman of the Board, the Board also appointed Ms. Carin Offerman as the Company’s Lead Director.  Ms. Offerman has served as a Company director since 1994, and currently chairs the Board’s Compensation and Nominating Committees,  along with serving as a member of the Audit Committee.  Ms. Offerman, a successful securities industry executive, formerly served as President and CEO of Offerman & Company, a regional investment banking and retail broker-dealer firm.

In connection with appointing Randy Sampson and Carin Offerman to their new roles in Board leadership, Curtis A. Sampson and Dale Schenian have retired as Chair and Vice Chair, respectively, of the Board.  Mr. Curtis Sampson and Mr. Schenian were both founding members of Canterbury Park in 1994 and continuously served in their respective positions since then.  Both will continue as directors and, in recognition of their unique and lasting contributions to the Company, will assume the titles of Chairman Emeritus and Vice Chairman Emeritus, respectively.

Canterbury Park’s Nominating Committee began the process of identifying new Board candidates early in 2019 and engaged Cardinal Board Services to assist the Committee in the process.  All directors, including Ms. Bausch and Mr. Himle, serve a term ending at the 2020 Annual Meeting of Shareholders, which will be held in June 2020.

Randy Sampson commented: “As Canterbury Park continues to evolve from a racetrack into a diverse gaming, entertainment, and real estate development company, the Board recognized that it was important to add members that would bring additional skill sets and business backgrounds to the Company.  All of us at Canterbury Park are excited to welcome these two extremely capable and well respected new members to the Board.  We look forward to working with Maureen and John and getting the benefit of their experience operating successful businesses.

We welcome their ideas for building on the success we have had while we take the Company to the next level.  John’s expertise in public relations, communications, and political strategies, and Maureen’s experience in retail, events, and marketing are a perfect fit for Canterbury Park as we position ourselves for future growth.

“On behalf of the Canterbury Park Board of Directors, employees, and shareholders, I want to express our sincere appreciation to Curt and Dale for their 25 years of leadership as Chairman and Vice Chairman, and co-founders of Canterbury Park.  It was their vision and passion for Canterbury and horse racing that made the purchase of the track and revival of horse racing in Minnesota possible.  As we celebrate a quarter century of success and continue the transition of our business for the future, it is a great time to express our appreciation for their years of service and recognize their past and continuing contributions as Board members with the Chairman Emeritus and Vice Chairman Emeritus titles,” Mr. Sampson concluded.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State.  The Company offers live racing from May to September.  The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games.  The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility.  The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project know as Canterbury Commons.  The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures.  For more information about the Company, please visit www.canterburypark.com.

About Cardinal Board Services:

Cardinal Board Services is a full service board consulting services company offering board creation, governance, compensation, and director recruiting services.  They work with leading companies who want to take their board to the next level.  For more information about the Cardinal Board Services, please visit www.cardinalboardservices.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements.  We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.